EXHIBIT 99.2

U.S. Home Systems, Inc.

Second Quarter 2007 Earnings Conference Call

August 14, 2007

Operator: Ladies and gentlemen, thank you for standing by. And welcome to the US Home Systems Second Quarter 2007 Earnings conference call. At this time all lines are in a listen-only mode. Later we will be conducting a question and answer session. Instructions will be given at that time. If you should require assistance during the conference today, please press the star followed by the zero and an operator will assist you. As a reminder, this conference is being recorded today, Tuesday, August 14th, 2007.

I’d now like to turn the conference over to our host, Mr. Brett Maas. Please go ahead sir.

Brett Maas: Good afternoon and thank you for joining the US Home Systems investor conference call. Following management’s comments, we will open the line to answer your questions. This call is also being simulcast on the internet through our website www.ushomesystems.com or through ViaVid Broadcasting website at viavid.net. Another replay of the call will be available on these websites for 14 days after the call.

Today’s presentation may contain forward-looking statements within the meaning of section 27A of the Securities Act of 1933 as amended, in section 21 E of the Securities Exchange Act of 1934 as amended. Such forward-looking statements are based on a number of assumptions, including expectations for continued market growth, and anticipated revenue levels. Although the company believes these assumptions are reasonable, no assurances can be given that they will prove correct. If the company’s performance differs materially from these assumptions or estimates, US Home Systems actual results could vary significantly from the estimated performance reflected in any forward-looking statements.

It is now my pleasure to introduce Murray Gross, Chairman and Chief Executive Officer of US Home Systems. Murray, the floor is yours.

Murray Gross: Thank you Brett and good afternoon everyone. Joining me today is Peter Bulger our President and Chief Operating Officer, and Robert DeFronzo, our Chief Financial Officer.

Before we review our second quarter financial results, I trust you have seen our announcement that our Board of Directors has authorized the repurchase of up to $5.0 million of our outstanding common shares. Any repurchases under the stock repurchase program will be made in the open market at such times and at such prices as management may, from time to time, determine are appropriate. I believe that with this stock repurchase program, we will be in a position to take advantage of market opportunities to enhance shareholder value.

Based on our current stock price, we believe repurchases of the company’s stock represent an excellent investment that should provide long-term value to our shareholders.

Now looking at our results for the second quarter of 2007; USHS reported consolidated revenues of 32.2 million, a decrease of 5.3% as compared to 34 million in the three months ended June 30th, 2006. Revenues declined approximately 700,000 in the home improvement segment. Revenues in our finance segment declined 1.1 million due to the change in our finance units operating model. Consolidated net income was unchanged at 1.1 million for the second quarter, as compared to the prior year. Although our earnings per diluted share of $0.13 reflect a greater dilution than the $0.14 diluted share number in the second quarter last year.

Revenues in the home improvement segment decreased 2.1% to 31.6 million in the second quarter 2007 as compared to 32.3 million in the same period last year. Revenues declined approximately 10.5% in markets that were open prior to 2006. Revenues in markets open-dooring 2006 increased 109.6%, principally due to the short duration they operated in the prior period a year ago. New orders declined 21.7% to 35.9 million in the second quarter 2007, as compared with 45.9 million in the prior year quarter.

The decline in revenues and new orders is principally due to the weakness in the housing market and rising energy costs. The decline was geographically broad based. However, the most significant declines were regionally centered in the California markets for kitchen refacing products and in the North Eastern and Mid Atlantic states for deck products.

The underlying factors that are contributing to the recent housing sector weakness. including the increased inventory of homes on the market, the tightening of lending standards in the mortgage and consumer finance business, as well as continuing high energy prices, are likely to continue to place pressure on consumer home improvement expenditures in the remainder of this year. However, we anticipate the consumer demand for home improvement products will recover at a much faster rate than the general housing market.

We anticipate potential home sellers will undertake economical remodeling projects to spruce up their house to stand out against competition, while many other home owners will chose to make a remodeling investment to upgrade their existing home and enjoy their home for the immediate future. We are well positioned with our branded product offering to capture these customers. Therefore in our home improvement segment, we expect new orders and revenues in the second half in 2007 to be flat compared to the new order and revenue levels in the second half of 2006. As in indicator, our new orders in July were 2% ahead of orders in July 2006, and early indications are that August orders are pacing slightly ahead of last August.

Gross profit for home improvement operations improved to 17.2 million or 54.4% of the home improvement revenues for the second quarter 2007, as compared with 17.0 million or 52.6% of home improvement revenues in the second quarter, 2006. The increase in gross profits as a percentage of revenue is due to a higher mix of kitchen refacing product revenues which had a higher gross margin than our other products, and lower deck material, labor and overhead costs.

Net income in the home improvement segment was unchanged from the prior year at 1.2 million; backlogs of uncompleted orders was 25.6 million at June 30, 2007. Therefore, we estimate that the contribution to earnings from our home improvement segment in the second half of 2007 will be $0.35 to $0.38 per diluted share, resulting in an annual contribution from the home improvement segment of $0.55 to $0.58 as compared to $0.49 last year. These estimates do not include any adjustment that may result from our stock buy-back program. Also, these estimates relate only to the home improve segment and do not include any losses that may be incurred by our consumer finance unit.

We anticipate that earnings in the last half of the year will generate approximately 3.0 million in cash. At June 30, 2007, we had 10.3 million in cash. We will utilize a portion of our surplus cash to execute our stock repurchase program.

Turning our attention to the consumer finance segment, last quarter we advised you that in May we received an unsolicited and non-binding Letter of Interest from the management of FCC to acquire the finance business. Completion of the transaction is subject to securing financing for the transaction, approval of our Board of Directors, and entry into a definitive agreement. Provided management of FCC obtains the necessary financing, and our Board of Directors approves the transaction, we expect the transaction will close in the current quarter.

Due to the ongoing negotiations related to the finance unit, we are not able to estimate the financial results anticipated in the second half of 2007. In last year’s second half, the finance unit recorded a contribution to earnings of $0.03 per share, which included a one-time gain of approximately $523,000 or $0.06 per share related to the sale of our RIO portfolio. Excluding the one-time gain, the finance segment incurred a net loss of approximately $0.03 per share in the second half of 2006. During the second quarter of 2007, revenues in the finance segment were $590,000 compared with 1,715,000 in the second quarter of ‘06. Net loss for the finance segment was $88,000 in the current second quarter as compared with $63,000 for the second quarter of 2006.

Last November, as you may recall, we changed our consumer finance business model from purchasing resale installment obligations and holding them for investment to sourcing and servicing retail installment obligations for a third-party financial institution. As we anticipated, our transition into the new business model would not generate sufficient sourcing and servicing revenues in the second quarter to cover the operating costs of the finance business.

I would like now to introduce Mr. Bulger, our President, Chief Operating Officer to comment on some of our growth initiatives.

Peter Bulger: Thank you Murray. Last quarter I spoke to you about some of our 2007 growth initiatives to increase revenues and profits by penetrating our existing markets and enhancing our operational performance. Here’s a brief update on our efforts.

In late June ‘07, we initiated a new in-store marketing program in certain markets to increase the number of customer appointments. Based upon the early positive results of this program, we intend to expand the in-store program into additional markets and reduce our media advertising expenditures where the response rates have declined. Also in late June, we opened new sales and installation centers at Nashville, Tennessee, Birmingham, Alabama, and in July we opened a new center in Harrisburg, Pennsylvania, and in August we opened centers in Buffalo and Rochester, New York markets.

During the second quarter, we completed the introduction of our designer deck sealing systems in Atlanta and Minneapolis. This new product offering is designed to cosmetically improve and present a finished look to the underside of an elevated deck as well as to capture and direct water away from the outdoor living area directly below. We are currently evaluating the expansion of this product in additional markets.

In March of ‘07, we launched a pilot program for the introduction of countertop products in the Boston market. This product offering consisted of laminate and solid surface tops including Corian, Silestone and granite. During the second quarter we began to rollout laminate countertops to all of our kitchen refacing markets. In the third quarter we plan to rollout solid surface countertop products in Chicago, New York, California, Florida and Metro-Washington DC markets and to complete our laminate countertop product offering in all markets where we offer our kitchen refacing products.

During the second quarter we generated approximately $250,000 in laminate and solid surface countertop orders in Boston markets alone. We are continuing to work with the Home Depot on other possible product opportunities.

Some of our recent discussions include storage solutions for closets, pantry’s, garages and basements and we anticipate further developments regarding these programs before the end of this year. Overall, I believe these initiatives will produce positive results in 2007 and throughout 2008. Now let me turn it back over to Murray.

Murray Gross: Thanks Peter. Now in order to get everyone’s questions, let’s open the lines.

Operator: Thank you sir, and ladies and gentlemen, if you’d like to ask a question at this time, please press the star followed by the one on your phone now. You’ll hear a tone indicating you’ve been placed in the queue. To withdraw your question from the queue, please press the star, followed by the two. We do ask that if you are using speaker equipment, you please pick up the handset before pressing the buttons. Once again, to ask a question at this time, please press star one now.

And our first question comes from Chris Terry with Hodges Capital Management. Please go ahead.

Chris Terry: Hi Murray, Peter, how are you guys doing?

Murray Gross: Hi Chris, how are you?

Chris Terry: I’m all right. I, a question, what Murray, (inaudible)

Murray Gross: Sorry?

Chris Terry: (Inaudible).

Peter Bulger: Did we lose you, Chris? We lost the call.

Operator: It looks like his line was dropped off. Okay Mr. Terry if you could press star, one, now we’ll get your question back in. Mr. Terry is back on the line sir.

Chris Terry: Murray, can you guys hear me?

Murray Gross: Okay, start over again, we lost you.

Chris Terry: When you look into the back half of the year, where do you get your level of comfort from? You know, beyond new orders for July and August, what really gives you confidence out there right now?

Murray Gross: Well, one, we had a backlog of about 25 and a half million, plus we know what July’s sales are so in looking at our quarter last year, about 36 million, we think we’re going to be flat for the quarter. So, that’s where we’re getting that comfort from.

Chris Terry: Okay.

Murray Gross: Seeing the trend, you know, we were up 2% in July, and August is you know, trending, or pacing as I said, a little ahead of last August. So if that trend is continuing and we see this new in-store marketing program developing, I’m comfortable that we’re going to at least see those kinds of results. And experience, on the other hand, our past experience, these down turns that get overreacted to, like the market, this current situation, those paths, if it continues, energy prices seem to be coming down a little bit the last couple weeks and so I’m confident that we’re going to have, you know, at least a comparable third quarter to last year and that will translate into the fourth quarter revenues. So that’s where I’m getting that from.

Chris Terry: Okay, I appreciate that. Will break out the revenue by product line here, or will we have to wait for the queue on that?

Murray Gross: I can do either one. It’s in the queue. The revenue by product category in the quarter, we did about $23.0 million in kitchens; about two and a half million in baths, and 6.2 million decks.

Chris Terry: Okay, and then on the countertops, you mentioned 250,000 in sales in the Boston market; how many Home Depot doors are located that you guys have a presence in, in Boston? Just so we can get a sense for the type of volumes that it took to…

Murray Gross: I think its 47 stores in the New England market. It’s around 50 in round figures in the New, what they call New England, which would be Boston, Rhode Island and New Hampshire.

Chris Terry: Okay. Could we maybe make a linear progression from that and say, you know, if you guys get into X amount of markets, or X amount of doors, you guys should be doing that type of run-rate?

Murray Gross: You mean stores?

Chris Terry: Stores, right.

Murray Gross: I’d like to think you can, but I’ve never, never certain about it.

Chris Terry: Okay.

Murray Gross: I would comment that we’re pleased with the result. We’re getting good penetration with it, and you know, I guess that’s probably as much as I can say about it.

Chris Terry: Sure. Okay, and then the last question, I’ll jump off. It looks like your G&A was up a little bit more than I was expecting considering the shortfall in the revenue of course, but what do you attribute that to and what shall we look at going forward?

Murray Gross: We had a fair amount, you’ll, you can read it in the MD&A, we had a fair amount of consulting expense for a firm we brought in to assist us in our processes. Most of that, two thirds of it will be gone going forward, about a third of the expense will continue throughout the year. And our stocks expense and most of that will be gone now. So that was most of the increase in the G&A.

Chris Terry: Okay.

Murray Gross: Not that there wasn’t some natural, you know, inflationary in wages, so forth.

Chris Terry: Okay, got it, all right. Thank guys, I appreciate it.

Murray Gross: You’re welcome.

Operator: And once again ladies and gentlemen, to ask a question, it is star, one, on your phone at this time. Our next question comes from line of Robert Kelly with Sidoti and Company. Please go ahead.

Robert Kelly: Good afternoon guys.

Murray Gross: Hey, Robert, how are you?

Robert Kelly: Great. I just a, I guess a follow-up on the countertops. Was that a full quarter that you had of revenue in the Boston area?

Murray Gross: No it wasn’t revenue, it’s sales, new orders.

Robert Kelly: Right.

Murray Gross: No, the revenue number out of the 250 was pretty nominal.

Robert Kelly: Okay. So, most of it hit 3-Q?

Murray Gross: It would hit 3-Q, yes.

Robert Kelly: And that’s what you have through July and August; I’m just trying to get a sense of, that number seems like.

Murray Gross: Two hundred fifty?

Robert Kelly: Yeah.

Murray Gross: Those were new orders for countertops in April, May and June.

Robert Kelly: Oh, okay. That’s helpful.

Murray Gross: Only half of April.

Robert Kelly: Okay. So the new markets that you’re going into here, are you the only countertop provider? Could you just talk about the competitive aspects of countertop and how it relates to what you’re doing…?

Murray Gross: It is only relates to countertops in respect to our cabinet refacing sales. That is we do not sell any countertops on, it’s just the countertop only (inaudible). If we sell cabinet refacing, then we provide the countertop. And we expect, historically, and our, all of our earlier indication is that we ought to be able to sell countertops to between 50 and 60% of the people we sell a kitchen to.

Robert Kelly: Okay, thanks, that’s helpful. On consumer finance, is there a chance that, I guess, the sale does not go through in 3-Q? You talk about your expectations that for the second half of the year, excluding what happens in consumer finance, I’m just trying to kind of develop…

Murray Gross: I wouldn’t tell you there’s not a chance, you know, we’re feeling good that the transaction is moving along, and we do expect it to close in the quarter, but…

Robert Kelly: You’re strategy on that front hasn’t changed; you do plan to exit the consumer finance business, whether it’s through this transaction or another? I guess that’s the question that I’m asking.

Murray Gross: I don’t know if I’m prepared to answer that.

Robert Kelly: Okay. And then just one final one; it seems like most of the revenue shortfall was on the decking side. You’re actually up for kitchen year-over-year, if I did my numbers right. Is that kind of, you know, decline that we saw in 2-Q, ‘07, should we run that out for the rest of the year – that down 15, 20% range?

Murray Gross: No. I don’t think it will be that dramatic.

Robert Kelly: Okay.

Murray Gross: I think we had and extraordinary second quarter last year. There were just a lot of things in the quarter that just mushroomed. I don’t expect anywhere near those kinds of declines, and that’s why I gave you some insight into what happened in July, what seems to be happening in August.

Robert Kelly: Okay, thanks for your help guys. Have a good one.

Murray Gross: You’re welcome.

Operator: Our next question comes from David Cohen with Midwood Capital. Please go ahead.

David Cohen: Hi, Murray, Bob and Peter.

Murray Gross: Hi.

David Cohen: So Murray, question just answered one of the prior questions, you’re wholly in (inaudible) countertop tax rates are sort of in line with historical experiences, is that what you’re saying?

Murray Gross: Yes, that’s what I’m saying.

David Cohen: Great. And the comment you also just made about the rate of decline, what do you mean there are things, do you think the things staying together last year’s 2Q was that across the whole, I mean, home improvement business, or is it particular in the deck business?

Murray Gross: David, I had your call, your voice was breaking up, I can’t, I couldn’t get the question.

David Cohen: The question is, you just said there were some things that came together in last year’s Q2, do you mean that they were things across the whole home improvement business or in particular in the deck business which made the comparison very tough.

Murray Gross: Well it was, I’d say it was universal. But the deck business was particularly robust.

David Cohen: Okay. In…

Murray Gross: You can go back, and I don’t have it here, but if you go back and look at the new orders I think you’ll see it.

David Cohen: Okay. And on the, maybe this is a question for Bob, with regard to FCC, when, under what circumstances can you just put that in the bucket of discontinued operations and just help, you know, just help keep the noise out of the quarterly reporting?

Robert DeFronzo: If the transaction closes, then that would be considered a discontinued operation, and all the finance, all the historical numbers and everything going forward to the finance business, would be reclassified to a discontinued operation.

David Cohen: So you say you’d have to consume a sale, you can’t sort of have a plan of disposition and classify it as (inaudible)?

Robert DeFronzo: Well there have to be first of all, a committed plan. There are some specific rules that govern how that gets classified and all those conditions have not been met at this point in time.

David Cohen: Okay. My last more of a comment than a question; but, nice to see the $5.0 million buy-back. I mean, I would have advised you on any other subject to volume limitations, but you know, I would advise you to just be as aggressive as you can and reload as fast as you can. You know, with the cash you have and with the hopefully cash from the sale, FCC, you guys should be well capitalized to generate cash in the back half like you say, you know, buy your stock like crazy. That’s definitely what I would suggest. I’m serious, and you know, any little stock like this always has issues with float and liquidity, but the guys who hold it like me, you know, where, hey, I’ve got a pretty full position and someone really wants to own your company, they’ll find a way to own it. So, I think you guys have a very high return of capital business, and that’s where you should be putting your capital.

Murray Gross: Okay. Well, well spoken, thank you.

Operator: And once again ladies and gentlemen, if you wish to ask a question at this time, please press star, one, now. The next question comes from Tim Petrycki with Gimmell Partners, please go ahead.

Tim Petrycki: Hey, how are you guys?

Murray Gross: Hey Tim, how about yourself?

Tim Petrycki: Just, you know, in July and August, is the improvement we’ve seen on decking and kitchens, or mostly on the kitchens side?

Murray Gross: Mostly on the kitchen side.

Tim Petrycki: Got it. And just in terms of HD continuing to finance your customers, has there been any change in that?

Murray Gross: We’ve seen absolutely not.

Tim Petrycki: And the vast majority of your customers use HD as their financing method, right?

Murray Gross: Well it’s about half as the English would say, “half ‘n half”. About half of our customers are paying cash, and half are, start out with the HD. We don’t know what survives, because what they sign up for is the Home Depot credit offer of either, six months, no payment, no interest, or 12 months, no payment, no interest. Now, just from my experience, I can tell you that most of those customers end up paying those kinds of accounts off. They use the free money, they make the purchase now, and then they pay it off. You know, I think what’s important to glean out of that, or what I glean out of it, is that the people we’re selling are well qualified credit customers. We don’t, in our credit reject rate is extremely low. And when I mean extremely low, of the people who apply for Home Depot credit, less than 5% are rejected.

Tim Petrycki: Got it. In terms of the in-store program, can you kind of give us the feel of to what magnitude its working?

Murray Gross: You know we’ve started it off in; well we started in three markets. We expanded it to I think in the next (inaudible) was seven markets and now we’re up to, about 14. And we’re, we’re working, you know, watching the program closely. It’s really too soon, we didn’t start ‘til June, so, you know, it’s kind of developing, it’s improving, our sales organization has to learn to handle this kind of a lead because it’s different than what we refer to as a ‘take market’ where the customer was an intender, they went into the store intending to look for a deck, or look for a kitchen, or look for a bed.

Now what we’re working in, and those people still get talked to, but what we’re talking to are store visitors who own a home, and they not have come into the store intending to get an estimate on a kitchen or a bath or a deck. And so we have a person there now, you know, saying to that prospect, look, have you thought about this, not quite the language, but you’ll understand it…

Tim Petrycki: Okay.

Murray Gross: Have you thought about doing this, we’d like to come out and give you an estimate. So if we get resistance to that, we just want to give you a price so when you are ready to do it, you’ll know what Home Depot has to offer. And then it’s up to the salesman to build that interest and convert that to a sale. So, naturally the conversion rates of from leads to sales, is lower than it is, but the arrows are all pointed in the right direction.

Tim Petrycki: So conversion might be down, but overall penetration is probably up.

Murray Gross: Yes.

Tim Petrycki: Got it.

Murray Gross: Although, you know, the last couple weeks, we’re seeing conversions get near normal, or the run rate that we had before. And this is a matter of sales training and development, and I don’t want to give you a sales lesson on the phone.

Tim Petrycki: And you know, Murray, you’ve been doing this for a few years now,

Murray Gross: Longer than you are old.

Tim Petrycki: True. Can you kind of give any perspective onto what you think happened in the second quarter and you know, it seems like, from your past, you said, in any kind of market you’ve been able to hold up. Except, you know, the second quarter really seemed to surprise a lot of us. Do you think…?

Murray Gross: Me included. Yeah, I think the basic fall off was our lead pool was off. We had two issues. The lead pool was off, and in a few markets we were understaffed. And the cause is kind of the limitations, you know, we could do things as an independent company we couldn’t do within the context of Depot.

Tim Petrycki: Sure.

Murray Gross: And get more aggressive in marketing or sales act, those kinds of things, methodology you can’t employ with our relationship with Depot. And so we had to put this program, this in-store marketing program together with Depot’s blessings and assistance, which they were very cooperative about. And so that’s how it’s developing, why I said we’ve cut back on our media advertising. We weren’t getting results for it, but if you looked at all the back-up numbers that we sit here and look at, it purely was a lead issue. And that doesn’t mean it was just leads, but it was appointments run. In some markets we had some staffing issues where the sales force had, got, had problems, and those are individual cases. But it was a combination of the two things. But you know, we look at, we have a measurement we use internally, which is a return on leads issue. With every lead that goes out has a dollar value attached to it, and the decline was really that we didn’t generate enough leads to hit our sales targets.

Tim Petrycki: And I assume more, so on the deck than on the kitchen.

Murray Gross: Yes, more so, on the deck. It’s a percentage. You’ll see when you look at the Q. It was much more on the deck side as a percentage. Not in dollars, but as percentage.

Tim Petrycki: And from my understanding the deck is more tied to new home sales than the kitchen.

Murray Gross: Yes.

Tim Petrycki: Got it. Well, thank you very much for taking my questions.

Murray Gross: You’re welcome.

Operator: And once again ladies and gentlemen, to ask a question, it is star, one, on your phone at this time. As a reminder, if you are using speaker equipment, you will need to pick up the handset before pressing the buttons. Our next question comes from Rick Fetterman with Fetterman Investments. Please go ahead sir.

Rick Fetterman: Good afternoon. You’ve answered all my questions but one. I wonder if you’d remind me about the gross profit margins in countertops versus the refacing part of the business.

Murray Gross: Well the countertop margins on what are referred to as solid surface, which are Silestone, granite and Corian are significantly lower than our normal profit margins. Our profit margins on laminate tops are pretty much the same as on our other kitchen products, which is in the low 50’s. And we get that kind of profit. What I’m pleased to see, is in that volume that we reported what we sold, the majority, or a high percentage of it, was laminate countertop business. And so, that’s telling me we’ll have margins, although, you know, the gross dollar, the unit’s much smaller. It’s about half the price of a solid surface though.

Rick Fetterman: All right, thank you very much.

Murray Gross: You’re welcome.

Operator: And Mr. Gross, there are no further questions at this time sir. I’ll turn the conference back over to you.

Murray Gross: Thanks. Thank you all for listening. I believe we’ve built an excellent operating platform with product breadth that will allow us to return to our historic growth rate once the prevailing macro conditions begin to normalize. We appreciate everyone’s support and look forward to updating you on our third quarter call in the fall. Thank you very much.

Operator: And ladies and gentlemen, this concludes our conference for today. We thank you for your participation. You may now disconnect.